Exhibit 10.1
TAX PROTECTION AGREEMENT

This TAX PROTECTION AGREEMENT (this “Agreement”) is entered into as of July 19, 2021 (the “Signing Date”), by and among Phillips Edison & Company, Inc., a Maryland corporation (the “REIT”), Phillips Edison Grocery Center Operating Partnership I, L.P., a Delaware limited partnership (the “Operating Partnership”), Jeffrey S. Edison (“Edison”), Devin I. Murphy (“Murphy”), Robert F. Myers (“Myers”) and each other signatory hereto identified as a Protected Partner on Schedule I, as amended from time to time.

RECITALS

WHEREAS, the REIT is a real estate investment trust within the meaning of Section 856 of the Code;

WHEREAS, the REIT is the sole member of Phillips Edison Grocery Center OP GP I LLC, a Delaware limited liability company and general partner of the Operating Partnership, and a limited partner of the Operating Partnership;

WHEREAS, the REIT and the Operating Partnership are parties to that certain Tax Protection Agreement, dated as of October 4, 2017 (the “Existing TPA”), by and among the REIT, the Operating Partnership and certain limited partners of the Operating Partnership;

WHEREAS, the REIT is preparing for its initial public offering and the listing of its common stock on the Nasdaq Stock Market, and as part of that process Edison, in his capacity as the REIT’s largest stockholder, has supported certain governance enhancements;

WHEREAS, the REIT, the Operating Partnership and Edison are parties to the Equity Holder Agreement dated October 4, 2017, by and among the REIT, the Operating Partnership and Edison (the “Equity Holder Agreement”), which provides Edison rights to nominate a director to the REIT’s board of directors; and

WHEREAS, the REIT, the Operating Partnership and the Protected Partners desire to enter into this Agreement, among other reasons, to extend the effective period of certain tax liability protections under the Existing TPA with respect to the Protected Partners for a period of time after the expiration of the Existing TPA, subject to the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINED TERMS

For purposes of this Agreement the following terms shall apply:

Section 1.1“65% Termination” means, with respect to any Covered Executive, that such Covered Executive owns less than sixty-five percent (65%) of the OP Units held by such Covered Executive as of the Signing Date.

Section 1.2“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling or controlled by or under common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

Section 3.3“Allocation Shortfall” has the meaning set forth in Section 2.4(b).

Section 1.4“Agreement” has the meaning set forth in the preamble.

Section 1.5“Approval of the Partners’ Representative” means the written approval of the Partners’ Representative with respect to any matter or transaction (for the avoidance of doubt, no vote in favor of any transaction by the Partners’ Representative or any of its Affiliates in its capacity as owner of shares of the REIT or OP Units shall constitute such approval).

Section 1.6“Approved Liability” means:

(a)A liability of the Operating Partnership (or of an entity whose separate existence from the Operating Partnership is disregarded for U.S. federal income tax purposes) with respect to which all of the following requirements are satisfied:

(i)the liability is secured by real property or other assets (the “Collateral”) owned directly by the Operating Partnership or by an entity whose separate existence from the Operating Partnership is disregarded for U.S. federal income tax purposes;

(ii)on the date on which the Operating Partnership designated such liability as an Approved Liability, the outstanding principal amount (and any accrued and unpaid interest) of the liability and any other Approved Liabilities secured by such Collateral at such time was no more than 65% of the fair market value (as reasonably determined in good faith by the Operating Partnership) of the Collateral at such time, provided that if interest on such liability is “pay in kind” or otherwise not required to be paid (in cash) at least annually or if the documents evidencing such liability permit the borrower to borrow additional amounts that are secured by the Collateral, the outstanding principal amount of such liability shall include the maximum amount that could be so added to the principal amount of such liability without a default;

(iii)no other Person has executed any guarantees with respect to such liability other than: (A) guarantees by the Protected Partners; (B) guarantees by Affiliates of the Operating Partnership, provided that each applicable Protected Partner indemnifies each such Affiliate against any liability of such Affiliate (to the extent such liability does not exceed such Protected Partner’s Required Liability Amount) arising solely from the existence or performance of such guarantee; and (C) non-recourse carve out guarantees (i.e., bad-boy guarantees);

(iv)the Collateral does not provide security for another liability (other than another Approved Liability) that ranks senior to, or pari passu with, the liability described in clause (i) above; and

(v)the liability is a Guarantee Permissible Liability.

For purposes of determining whether clause (ii) has been satisfied in situations where one or more potential Approved Liabilities are secured by more than one item of Collateral, the Operating Partnership shall allocate such liabilities among such items of Collateral in proportion to their relative fair market values (as reasonably determined in good faith by the Operating Partnership); or

(b)Any other indebtedness approved by the Partners’ Representative (or its successor or designee) in its sole and absolute discretion.
Section 1.7“Board” means the board of directors of the REIT.

Section 1.8“Code” means the Internal Revenue Code of 1986, as amended.

Section 1.9“Collateral” has the meaning set forth in the definition of “Approved Liability.”

Section 1.10“Contribution Agreement” means the Contribution Agreement by and among the REIT, the Operating Partnership, PELP and certain other parties, dated as of May 18, 2017, pursuant to which the Operating Partnership acquired, among other things, a portfolio of properties owned, directly or indirectly, by certain entities as set forth in such agreement.

Section 1.11“Contribution Transactions” means the acquisition of a portfolio of properties pursuant to the Contribution Agreement.

Section 1.12“Covered Executive” means each of Edison, Murphy and Myers. For the avoidance of doubt, any OP Units held by a Covered Executive shall be deemed to include OP Units held by (a) any trusts or other Pass Through Entities affiliated with the Covered Executive as identified on Schedule I hereto and (b) any Person who acquires OP Units from or through a Covered Executive or other Person described in the preceding clause (a) in a Permitted Disposition (subject to the limitations set forth in the definition thereof).

Section 1.13“Debt Gross Up Amount” has the meaning set forth in the definition of “Make Whole Amount.”

Section 1.14“Debt Notification Event” means, with respect to a Nonrecourse Liability or an Approved Liability, any transaction (a) in which such liability shall be refinanced, otherwise repaid, or guaranteed by any of the REIT, the Operating Partnership, or one or more of their Affiliates, or guaranteed by one or more partners of the Operating Partnership, or (b) that would otherwise result in any reduction in the amount of Nonrecourse Liabilities or Approved Liabilities allocated to a Protected Partner; in each case other than fixed scheduled payments of principal occurring prior to the maturity date of such liability.

Section 1.15“Deficit Restoration Obligation” means, with respect to a Protected Partner, a written obligation by such Person, on a form provided by Edison and approved by the Operating Partnership (which approval shall not be unreasonably withheld), to restore part or all of any deficit balance in such Person’s capital account in the Operating Partnership upon the occurrence of certain events.

Section 1.16“DownREIT OP Units” has the meaning set forth in Section 3.2(a)(ii).

Section 1.17“Edison” has the meaning set forth in the preamble.

Section 1.18“Effective Date” means the expiration date of the Existing TPA, which is October 4, 2027.

Section 1.19“Equity Holder Agreement” has the meaning set forth in the recitals.

Section 1.20“Exchange” has the meaning set forth in Section 2.1(b).

Section 1.21“Existing TPA” has the meaning set forth in the recitals.

Section 1.22“Fundamental Transaction” means, with respect to any entity, a merger, combination, consolidation or similar transaction (including a transfer of all or substantially all of the assets of such entity).

Section 1.23“Fundamental Transaction Gross Up Amount” has the meaning set forth in the definition of “Make Whole Amount.”

Section 1.24“Gain Transaction” has the meaning set forth in Section 2.1(a).

Section 1.25“Gross Up Amount” has the meaning set forth in the definition of “Make Whole Amount.”

Section 1.26“Guarantee” has the meaning set forth in Section 2.4(b).

Section 1.27“Guarantee Opportunity” has the meaning set forth in Section 2.4(b).

Section 1.28“Guarantee Permissible Liability” means a liability with respect to which the lender permits a guarantee.

Section 1.29“Make Whole Amount” means:

(a)with respect to any Protected Partner that recognizes income or gain under Section 704(c) of the Code as a result of a Tax Protection Period Transfer, the sum of (i) the product of (A) the amount of income or gain recognized by such Protected Partner under Section 704(c) of the Code in respect of such Tax Protection Period Transfer (taking into account any adjustments under Section 743 of the Code to which such Protected Partner is entitled) multiplied by (B) the Make Whole Tax Rate, plus (ii) an amount equal to the combined U.S. federal and applicable state income taxes (calculated using the Make Whole Tax Rate) imposed on such Protected Partner as a result of the receipt by such Protected Partner of a payment under Section 2.2 (the “Gross Up Amount”);

(b)with respect to any Protected Partner that recognizes income or gain as a result of a breach by the Operating Partnership of the provisions of Section 2.4 hereof, the sum of (i) the product of (A) the amount of income or gain recognized by such Protected Partner by reason of such breach, multiplied by (B) the Make Whole Tax Rate, plus (ii) an amount equal to the combined U.S. federal and applicable state income taxes (calculated using the Make Whole Tax Rate) imposed on such Protected Partner as a result of the receipt by such Protected Partner of a payment under Section 2.4 (the “Debt Gross Up Amount”); and

(c)with respect to any Protected Partner that recognizes income or gain as a result of a Fundamental Transaction described in clause (ii) of Section 2.1(a) or as a result of the receipt of consideration payable pursuant to Section 3.5, the sum of (i) the product of (A) the amount of income or gain recognized by such Protected Partner in respect of such transaction, multiplied by (B) the Make Whole Tax Rate, plus (ii) an amount equal to the combined U.S. federal and applicable state income taxes (calculated using the Make Whole Tax Rate) imposed on such Protected Partner as a result of the receipt by such Protected Partner of a payment under Section 2.2 or Section 3.5, as applicable (the “Fundamental Transaction Gross Up Amount”).

For the avoidance of doubt, each Make Whole Amount shall be calculated pursuant to the formula set forth above, and the actual taxes or tax attributes of the Protected Partners shall not be taken into account. For purposes of calculating the amount of Section 704(c) gain that is allocated to a Protected Partner, (i) subject to clause (ii) below, any “reverse Section 704(c) gain” allocated to such Protected Partner pursuant to Treasury Regulations Section 1.704-3(a)(6) shall not be taken into account, provided, however, that (ii) if, as a result of adjustments to the Gross

Asset Value (as defined in the OP Agreement) of the Protected Properties pursuant to clause (b) of the definition of Gross Asset Value as set forth in the OP Agreement, all or a portion of the gain recognized by the Operating Partnership that would have been Section 704(c) gain without regard to such adjustments becomes or is treated as “reverse Section 704(c) gain” or Section 704(b) gain under Section 704 of the Code, then such gain shall continue to be treated as Section 704(c) gain.

Section 1.30“Make Whole Tax Rate” means, with respect to a Protected Partner who is entitled to receive a payment under Section 2.2, Section 2.4 or Section 3.5, the highest combined statutory U.S. federal and state tax rate in respect of the income or gain that gave rise to such payment, taking into account the character of the income and gain in the hands of such Protected Partner, for the taxable year in which such gain or income is recognized.

Section 1.31“Murphy” has the meaning set forth in the preamble.

Section 1.32“Myers” has the meaning set forth in the preamble.

Section 1.33“Nonrecourse Liability” means a liability that is a “nonrecourse liability” for purposes of Section 752 of the Code and the Treasury Regulations thereunder and “qualified nonrecourse financing” as defined in Section 465(b)(6) of the Code.

Section 1.34“OP Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended from time to time.

Section 1.35“OP Units” means common units of partnership interest in the Operating Partnership.

Section 1.36“Operating Partnership” has the meaning set forth in the preamble.

Section 1.37“Partners’ Representative” means any Person designated as the “Partners’ Representative” pursuant to Section 4.16(a).

Section 1.38“Pass Through Entity” means an entity treated as a partnership, grantor trust, or S corporation for U.S. federal income tax purposes.

Section 1.39“PELP” means Phillips Edison Limited Partnership, a Delaware limited partnership, or its permitted assigns.

Section 1.40“Permitted Disposition” means a sale, exchange or other disposition of OP Units (a) by a Protected Partner: (i) to such Protected Partner’s children, spouse or issue; (ii) to a trust solely for the benefit of (A) such Protected Partner, (B) such Protected Partner’s children, spouse or issue, and/or (C) a spouse of any of such Protected Partner’s children; (iii) in the case of a trust which is a Protected Partner, solely to its beneficiaries, or any of them, whether current or remainder beneficiaries; (iv) to an inter vivos or testamentary trust of which such Protected Partner and/or the spouse or child of such Protected Partner is the trustee; (v) in the case of any partnership or limited liability company which is a Protected Partner, solely to its direct partners or members; and/or (vi) in the case of any corporation which is a Protected Partner, to its shareholders, and (b) by a party described in clauses (i), (ii), (iii) or (iv) to a partnership, limited liability company or corporation of which the only partners, members or shareholders, as applicable, are parties described in clauses (i), (ii), (iii) or (iv); provided, that for purposes of a 65% Termination, such Protected Partner shall be treated as continuing to own any OP Units which were subject to a Permitted Disposition unless and until there has been a sale, exchange or other disposition of such OP Units by a permitted transferee which is not another Permitted Disposition.

Section 1.41“Person” means an individual or a corporation, partnership, trust, unincorporated organization, association, limited liability company or other entity.

Section 1.42“Protected Partner” means: (a) each signatory on Schedule I attached hereto, as amended from time to time; (b) any Person who holds OP Units and who acquired such OP Units from another Protected Partner in a Permitted Disposition in which such Person’s adjusted basis in such OP Units, as determined for U.S. federal income tax purposes, is determined, in whole or in part, by reference to the adjusted basis of the other Protected Partner in such OP Units; and (c) with respect to a Protected Partner that is Pass Through Entity, and solely for purposes of computing the amount to be paid under Section 2.2, Section 2.4 or Section 3.5, as applicable, with respect to such Protected Partner, any Person who (i) holds an interest in such Protected Partner, either directly or through one or more Pass Through Entities, and (ii) is required to include all or a portion of the income of such Protected Partner in its own gross income.

Section 1.43“Protected Property” means each property identified on Exhibit A hereto and each property and/or interest acquired in Exchange for a Protected Property as set forth in Section 2.1(b). On or prior to the Effective Date, the Operating Partnership shall provide to the Partners’ Representative an updated list of Protected Properties.

Section 1.44“Public DownREIT” means a real estate investment trust (within the meaning of Section 856 of the Code) (a) that holds some, but not substantially all, of its assets through a single subsidiary operating partnership that is treated as a partnership for U.S. federal income tax purposes and (b) whose common equity interests are listed on the New York Stock Exchange or another national securities exchange.

Section 1.45“Public UPREIT” means a real estate investment trust (within the meaning of Section 856 of the Code) (a) that holds all or substantially all of its assets through a single subsidiary operating partnership that is treated as a partnership for U.S. federal income tax purposes and (b) whose common equity interests are listed on the New York Stock Exchange or another national securities exchange.

Section 1.46“Required Liability Amount” means, with respect to any Protected Partner, the “Required Liability Amount” (as defined in the Existing TPA) determined for such Protected Partner under the Existing TPA.

Section 1.47“REIT” has the meaning set forth in the preamble.

Section 1.48“Section 2.4 Notice” has the meaning set forth in Section 2.4(c).

Section 1.49“Tax Protection Period” means the period commencing on the Effective Date and ending on the fourth (4th) anniversary of the Effective Date; provided, however, that (a) such period shall end with respect to any Protected Partner (i) if there is a 65% Termination with respect to such Person or (ii) with respect to any OP Units acquired by such Protected Partner as a result of the death of another Protected Partner, if such death results in a step-up in the adjusted basis in such OP Units, and (b) such period shall end with respect to all Protected Partners if there is a 65% Termination with respect to Edison and his Affiliates. For the avoidance of doubt, if any event described in clause (a) or clause (b) in the preceding sentence occurs with respect to any Protected Partner, or the Existing TPA is terminated with respect to any Protected Partner, in each case prior to the Effective Date, then the Tax Protection Period shall be considered terminated with respect to such Person effective as of the date of such event.

Section 1.50“Tax Protection Period Transfer” has the meaning set forth in Section 2.1(a).

Section 1.51“Transfer” means any direct or indirect sale, exchange, transfer or other disposition, whether voluntary or involuntary.

Section 1.52“Treasury Regulations” means the income tax regulations under the Code, whether such regulations are in proposed, temporary or final form, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

ARTICLE II

TAX MATTERS

Section 2.1 Taxable Transfers.

(a)Unless the Operating Partnership receives the Approval of the Partners’ Representative with respect to a Tax Protection Period Transfer or an applicable Fundamental Transaction, during the Tax Protection Period, if the Operating Partnership or any entity in which the Operating Partnership holds a direct or indirect interest shall cause or permit or suffer to occur (i) any Transfer of all or any portion of a Protected Property (including any interest therein or in the entity owning, directly or indirectly, the Protected Property) in a transaction that would result in the recognition of taxable income or gain by any Protected Partner under Section 704(c) of the Code (a “Tax Protection Period Transfer”), or (ii) any Fundamental Transaction with respect to the Operating Partnership that would result in the recognition of taxable income or gain by any Protected Partner (a “Gain Transaction”), then subject to ARTICLE III below, the Operating Partnership shall make a payment to each applicable Protected Partner as required under Section 2.2.

(b)Subject to ARTICLE III below, Section 2.1(a) shall not apply to any Tax Protection Period Transfer of a Protected Property (including any interest therein or in the entity owning, directly or indirectly, the Protected Property) or any Fundamental Transaction with respect to the Operating Partnership, in each case in a transaction in which no income or gain is required to be recognized by a Protected Partner (an “Exchange”), including a transaction qualifying under Section 1031 or Section 721(a) (or any successor statutes) of the Code; provided, however, that any property and/or interests acquired by the Operating Partnership in any Exchange shall remain subject to the provisions of this ARTICLE II in place of the exchanged Protected Property for the remainder of the Tax Protection Period.

(c)Any successor to the Operating Partnership must expressly assume the obligations of the Operating Partnership under this ARTICLE II as a condition to becoming a successor to the Operating Partnership.

Section 2.2 Indemnification for Taxable Transfers.

(a)Subject to ARTICLE III below, in the event of a Tax Protection Period Transfer or Fundamental Transaction described in Section 2.1(a), the Operating Partnership shall pay an amount of cash equal to the estimated Make Whole Amount to each Protected Partner (i) in the case of a Tax Protection Period Transfer, no later than the thirteenth (13th) day after the end of the quarter in which such Tax Protection Period Transfer took place, and (ii) in the case of a Fundamental Transaction, within ten (10) business days after the closing of such Fundamental Transaction. If it is later determined that the true Make Whole Amount applicable to a Protected Partner exceeds the estimated Make Whole Amount applicable to such Protected Partner, then the Operating Partnership shall pay such excess to such Protected Partner within ten (10) business days after the date of such determination, and if such estimated Make Whole Amount exceeds the true Make Whole Amount, then such Protected Partner shall pay such excess to the Operating Partnership within ten (10) business days after the date of such determination, but only to the extent such excess was actually received by such Protected Partner.

(b)For the avoidance of doubt, a vote in favor of a Tax Protection Period Transfer or Fundamental Transaction by a Protected Partner or the Partners’ Representative in its capacity as, or acting for, an owner of OP

Units or shares of the REIT shall not constitute a waiver of such Protected Partner’s right to indemnification pursuant to this Section 2.2 as a result of such Tax Protection Period Transfer or Fundamental Transaction.

Section 2.3 Section 704(c) Methodology. The Operating Partnership shall use the traditional method (without curative allocations) as set forth in Treasury Regulations Section 1.704-3(b) with respect to the Protected Properties. On or prior to the Effective Date, the Operating Partnership and the Partners’ Representative shall mutually agree upon a good faith estimate of the remaining amount of Section 704(c) gain allocable to each Protected Partner with respect to each Protected Property as of the Effective Date. The parties acknowledge that the initial amount of such Section 704(c) gain may be adjusted over time, including as required by Section 704(c) of the Code and the Treasury Regulations promulgated thereunder.

Section 2.4 Nonrecourse Liability Maintenance and Debt Guarantee.

(a)During the Tax Protection Period, the Operating Partnership shall: (i) use its commercially reasonable best efforts to maintain on a continuous basis an amount of Nonrecourse Liabilities that would be allocated to each Protected Partner under Treasury Regulations Section 1.752-3 and for purposes of Section 465(b)(6) of the Code at least equal to the Required Liability Amount with respect to such Protected Partner (provided that from time to time, and for a specified period of time, the Operating Partnership may, with the Approval of the Partners’ Representative, maintain a lower amount of Nonrecourse Liabilities that would be allocated to each Protected Partner pursuant to this clause (i)); (ii) allocate excess nonrecourse liabilities (within the meaning of Treasury Regulations Section 1.752-3(a)(3)) in a manner that results in the greatest amount of excess nonrecourse liabilities being allocated to the Protected Partners; and (iii) provide the Partners’ Representative, promptly upon request, with a description of the nature and amount of any Approved Liabilities that are available to be guaranteed by the Protected Partners pursuant to Section 2.4(b).

(b)During the Tax Protection Period, in the event that the amount of Nonrecourse Liabilities allocated to any Protected Partner is, or is expected to be, less than the Required Liability Amount (unless the Operating Partnership has obtained the Approval of the Partners’ Representative for such lower amount for the applicable period of time pursuant to Section 2.4(a)(i)) with respect to such Protected Partner (such shortfall, an “Allocation Shortfall”), the Operating Partnership shall provide such Protected Partner with (i) written notice of such Allocation Shortfall, which notice shall be provided no later than thirty (30) days prior to the occurrence of such Allocation Shortfall, and (ii) the opportunity to execute an enforceable guarantee (a “Guarantee”) on a form provided by the Partners’ Representative and approved by the Operating Partnership (which approval shall not be unreasonably withheld), of one or more Approved Liabilities in an amount up to such Allocation Shortfall (each such opportunity, a “Guarantee Opportunity”). The Guarantee provided by any Protected Partner shall not be subordinated (i.e., have relatively higher economic risk) to any other guarantees of the same debt covered by such Protected Partner’s Guarantee. The Operating Partnership shall have the discretion to identify the Approved Liability or Approved Liabilities that shall be made available for guarantee by each Protected Partner. Each Protected Partner that is a Pass Through Entity and its indirect owners may allocate the Guarantee Opportunity afforded to such Protected Partner in any manner they choose. The Operating Partnership agrees to file its tax returns allocating any debt subject to a Guarantee to the applicable Protected Partners without disclosure (relating to the avoidance of penalties), except to the extent that the Operating Partnership is required to do otherwise as a result of (i) a final determination to the contrary within the meaning of Section 1313(a) of the Code (or comparable applicable state law) or (ii) a change in applicable tax law after the date this Agreement is executed. Each Protected Partner shall bear the costs incurred by it in connection with the execution of any Guarantee to which it is a party. To the extent a Protected Partner executes a Guarantee, the Operating Partnership shall deliver a copy of such Guarantee to the applicable lender promptly after receiving such copy from the relevant Protected Partner.

(c)During the Tax Protection Period, the Operating Partnership shall not allow a Debt Notification Event to occur unless the Operating Partnership provides at least thirty (30) days’ written notice (a “Section 2.4 Notice”) to each Protected Partner that may be affected thereby. The Section 2.4 Notice shall describe the Debt Notification Event and designate one or more Approved Liabilities that may be guaranteed by the Protected Partners pursuant to Section 2.4(b). The Section 2.4 Notice shall be deemed to have been provided when delivered to the Protected Partner in accordance with Section 15.2 of the OP Agreement. Any Protected Partner that desires to execute a Guarantee following the receipt of a Section 2.4 Notice shall provide the Operating Partnership with notice thereof within ten (10) days after the date of the Section 2.4 Notice.

(d)If the Operating Partnership fails to comply with any provision of this Section 2.4 (and the Operating Partnership does not receive the Approval of the Partners’ Representative with respect to such failure), the Operating Partnership shall pay an amount of cash equal to the estimated Make Whole Amount to each Protected Partner no later than the thirteenth (13th) day after the end of the quarter in which in which such failure took place. If it is later determined that the true Make Whole Amount applicable to a Protected Partner exceeds the estimated Make Whole Amount applicable to such Protected Partner, then the Operating Partnership shall pay such excess to such Protected Partner within ten (10) business days after the date of such determination, and if such estimated Make Whole Amount exceeds the true Make Whole Amount, then such Protected Partner shall pay such excess to the Operating Partnership within ten (10) business days after the date of such determination, but only to the extent such excess was actually received by such Protected Partner.

Section 2.5 Post-Tax Protection Period Matters.

(a)Following the Tax Protection Period, for so long as Edison (directly or indirectly through his Affiliates) holds at least $5 million in value of OP Units (as reasonably determined in good faith by the Operating Partnership) (the “Ownership Minimum”), the Operating Partnership shall offer Edison the opportunity to execute a Guarantee of debt of the Operating Partnership or to enter into a Deficit Restoration Obligation. Notwithstanding the foregoing, the Operating Partnership shall not be obligated pursuant to this Section 2.5(a) to maintain, refinance, or obtain any amount or type of existing or new indebtedness, including with respect to specific properties or loans. The Operating Partnership shall have no obligation to ensure that any particular lender is willing to accept Edison’s guarantee of any debt of the Operating Partnership and shall have no responsibilities or liabilities to Edison regarding the efficacy of any such debt guarantee or any Deficit Restoration Obligation to result in allocations of debt to Edison pursuant to Section 752 of the Code. For the avoidance of doubt, nothing in this Section 2.5(a) shall require the REIT or the Operating Partnership to take any action that the Board, in its sole discretion, believes is or is likely to be adverse to the best interests of the REIT.

(b)Following the Tax Protection Period, for so long as Edison holds the Ownership Minimum, the Operating Partnership shall (i) provide written notice to Edison (subject to Edison’s agreement in writing to keep such information confidential) reasonably in advance of effecting a portfolio sale of properties, a sale or liquidation of Phillips Edison Institutional REIT LLC, or a Fundamental Transaction with respect to the REIT or the Operating Partnership, in each case that is reasonably likely to result in the recognition by Edison of taxable income or gain under Section 704(c) of the Code in an amount greater than one-third (1/3) of such taxable income or gain that, with respect to Edison, was subject to indemnification under Section 2.2 of the Existing TPA as of the Signing Date (any such transaction, a “Significant Transaction”), (ii) consider in good faith any proposal made by Edison relating to structuring the disclosed Significant Transaction in a manner that would avoid or mitigate adverse tax consequences to Edison, provided that such proposal (a) is made within ten (10) business days after a notice described in clause (i) and (b) would not, in the sole discretion of the Board, adversely affect or be reasonably likely to adversely affect the REIT (including with respect to the timing or certainty of closing such Significant Transaction), and (iii) to the extent the Board determines that any proposal made by Edison relating to structuring a Significant Transaction (as described in clause (ii)) would not adversely affect the REIT, present such proposal to the counterparty involved in the Significant Transaction and thereafter use commercially reasonable efforts to implement the proposal made by Edison. The Operating Partnership shall have no obligation to ensure that the counterparty in a Significant Transaction accepts any alternative structure proposed by Edison, and the Operating Partnership shall have no responsibilities or liabilities to Edison regarding the efficacy of any alternative structure proposed by Edison to mitigate or avoid any gain recognition. For the avoidance of doubt, nothing in this Section 2.5(b) is intended to constitute or be interpreted as a “right of first offer,” “tag along” or any similar restriction on the sale of any assets of the REIT or the Operating Partnership, including those covered by the Existing TPA.

(c)If the Existing TPA is terminated with respect to any Protected Partner prior to the Effective Date, then the covenants set forth in this Section 2.5 shall be considered terminated with respect to such Person effective as of the date of such event.

ARTICLE III

FUNDAMENTAL TRANSACTION MATTERS

Section 3.1 Public UPREIT Surviving Company.

(a)In the case of any Fundamental Transaction in which the REIT or the Operating Partnership is acquired by or merged with or into a Public UPREIT, each Protected Partner shall be provided with at least the following choices of consideration for each OP Unit held by such Protected Partner immediately prior to the transaction:

(i)the same consideration that is paid with respect to each share of the REIT’s common stock in the transaction in accordance with Section 11.2(c)(i) of the OP Agreement; and

(ii)common units of partnership interest in the operating partnership of such Public UPREIT, with terms that are at least as favorable as the terms of the OP Units and otherwise in accordance with Section 11.2(c)(ii) of the OP Agreement.

(b)For the avoidance of doubt, subject to compliance with the ongoing terms of this Agreement by the Public UPREIT, if the consideration choices described in Section 3.1(a) are offered to the Protected Partners and, in the case of clause (a)(ii) above, in a transaction that is not a Gain Transaction, the Operating Partnership shall not be required to pay any Make Whole Amount pursuant to Section 2.2 or Section 3.5, and no consent of OP Unit holders shall be required for the consummation of the Fundamental Transaction other than the consent described in Article 11 of the OP Agreement.

Section 3.2 Public DownREIT Surviving Company.

(a)In the case of any Fundamental Transaction in which the REIT or the Operating Partnership is acquired by or merged with or into a Public DownREIT, each Protected Partner shall be provided with at least the following choices of consideration for each OP Unit held by such Protected Partner immediately prior to the transaction:

(i)the same consideration that is paid with respect to each share of the REIT’s common stock in the transaction in accordance with Section 11.2(c)(i) of the OP Agreement; and

(ii)common units of partnership interest in the operating partnership of such Public DownREIT (“DownREIT OP Units”), with terms that are at least as favorable as the terms of the OP Units and otherwise in accordance with Section 11.2(c)(ii) of the OP Agreement; provided that such partnership must (A) have and maintain at all times subordinate units of partnership interest (e.g., owned by the Public DownREIT) with a value equal to at least 100% of the value of the OP Units exchanged for DownREIT OP Units; and (B) not have at closing, or thereafter incur, debt (including debt-like preferred or senior units) that would, at the time incurred, cause such partnership to have aggregate leverage on a consolidated basis in excess of 65% of the fair market value of such partnership’s assets; provided, further, that no distribution may be made by such partnership with respect to such subordinate units of partnership interest to the extent the requirement described in clause (B) of the preceding proviso would not be met immediately after such distribution.

(b)For the avoidance of doubt, subject to compliance with the ongoing terms of this Agreement by the Public DownREIT, if the consideration choices described in Section 3.2(a) are offered to the Protected Partners and, in the case of clause (a)(ii) above, in a transaction that is not a Gain Transaction, and the leverage and distribution limitations described in Section 3.2(a) are complied with, the Operating Partnership shall not be required to pay any Make Whole Amount pursuant to Section 2.2 or Section 3.5, and no consent of OP Unit holders shall be required for the consummation of the Fundamental Transaction other than the consent described in Article 11 of the OP Agreement.

Section 3.3 Other Surviving Company.

(a)In the case of any Fundamental Transaction (1) in which the REIT or the Operating Partnership is acquired by or merged with or into an entity other than a Public UPREIT or Public DownREIT or (2) after which the REIT’s common stock will not be listed on the New York Stock Exchange or other national securities exchange, each Protected Partner shall be provided with at least the following choices of consideration for each OP Unit held by such Protected Partner immediately prior to the transaction:

(i)the same consideration that is paid with respect to each share of the REIT’s common stock in the transaction in accordance with Section 11.2(c)(i) of the OP Agreement;

(ii)common units in an acquiror partnership that initially acquires all or substantially all of the assets of the Operating Partnership with the following terms and conditions:

(A)the Protected Partner(s) must receive common units based on a value per unit equal to the value of the consideration paid by the acquiror for each share of the REIT’s common stock;

(B)the terms of such common units are at least as favorable as the terms of the OP Units and otherwise in accordance with Section 11.2(c)(ii) of the OP Agreement;

(C)the acquiror partnership must (x) not have at closing, or thereafter incur, debt (including debt-like preferred or senior units) that would, at the time incurred, cause such partnership to have aggregate leverage on a consolidated basis in excess of 65% of the fair market value of such partnership’s assets, and (y) not make any distribution to the extent the leverage limitation described in clause (x) would not be met immediately after such distribution; and

(D)until the second anniversary of the expiration of the Tax Protection Period, upon the earlier of (x) the fifth anniversary of the consummation of the relevant Fundamental Transaction or (y) the expiration of the Tax Protection Period, the holder must have a put right to the acquiror partnership for cash in an amount equal to the fair market value of such common units at the time of the exercise of the put right (without liquidity discount or minority interest discount); provided, however, that the exercise of such put right during the Tax Protection Period will not trigger the payment of any Make Whole Amount pursuant to Section 2.2 or Section 3.5, unless the acquiror partnership is in breach of the covenants set forth in clause (C) above, the Partners’ Representative provides to the acquiror partnership written notice of such breach, and such breach has not been cured within ten (10) days of the date of such notice; provided, further, that after the expiration of the Tax Protection Period, the exercise of such put right will not trigger any payment of any Make Whole Amount pursuant to Section 2.2 or Section 3.5; and

(iii) preferred units in an acquiror partnership that initially acquires all or substantially all of the assets of the Operating Partnership with the following terms and conditions:

(A)the liquidation preference of each preferred unit must be equal to the value of the consideration paid by the acquiror for each share of the REIT’s common stock;

(B)the distribution rate on the preferred units will be set at market for the terms of the units and the acquiror partnership;

(C)the partnership that issues the preferred units must (x) have and maintain at all times subordinate or common units with a value equal to at least 100% of the value of the OP Units exchanged for preferred units; (y) not have at closing, or thereafter incur, debt (including debt-like preferred or senior units) that would, at the time incurred, cause it to have aggregate leverage on a consolidated basis in excess of 65% of the fair market value of the issuing partnership’s assets; and (z) not make any distribution with respect to subordinate or common partnership interests to the extent the leverage limitation described in clause (y) would not be met immediately after such distribution; and

(D)until the second anniversary of the expiration of the Tax Protection Period, upon the earlier of (x) the fifth anniversary of the consummation of the relevant Fundamental Transaction or (y) the expiration of the Tax Protection Period, the holder must have a put right to the acquiror partnership for cash in an amount equal to the liquidation preference of such preferred units plus any accrued and unpaid distributions; provided, however, that the exercise of such put right during the Tax Protection Period will not trigger the payment of any Make Whole Amount pursuant to Section 2.2 or Section 3.5, unless the acquiror partnership is in breach of the covenants set forth in clause (C) above, the Partners’ Representative provides to the acquiror partnership written notice of such breach, and such breach has not been cured within ten (10) days of the date of such notice; provided, further, that after the expiration of the Tax Protection Period, the exercise of such put right will not trigger any payment of any Make Whole Amount pursuant to Section 2.2 or Section 3.5.

(b)For the avoidance of doubt, subject to compliance with the ongoing terms of this Agreement by the surviving entities, if the consideration choices described in Section 3.3(a) are offered to the Protected Partners and, in the case of clauses (a)(ii) and (a)(iii) above, as applicable, in a transaction that is not a Gain Transaction, and the leverage and distribution limitations described in Section 3.3(a) are complied with, the Operating Partnership shall not be required to pay any Make Whole Amount pursuant to Section 2.2 or Section 3.5, and no consent of OP Unit holders shall be required for the consummation of the Fundamental Transaction other than the consent described in Article 11 of the OP Agreement.

Section 3.4 Continuation of Protections. If a Protected Partner elects to receive the units described in Section 3.1(a)(ii), Section 3.2(a)(ii), Section 3.3(a)(ii) or Section 3.3(a)(iii) with respect to a Fundamental Transaction, such Protected Holder shall be entitled to the continuation of the protections set forth in this Agreement with respect to the equity interests received in the acquiror partnership, including with respect to the covenants set forth in ARTICLE II and this ARTICLE III. Any successor to the Operating Partnership must expressly assume the obligations of the Operating Partnership under this ARTICLE III as a condition to becoming a successor to the Operating Partnership.

Section 3.5 Indemnification. During the Tax Protection Period, if a Protected Partner elects to receive the units described in Section 3.1(a)(ii), Section 3.2(a)(ii), Section 3.3(a)(ii) or Section 3.3(a)(iii) with respect to a Fundamental Transaction and thereafter the REIT, the Operating Partnership or their successors fail to comply with their equity, leverage or distribution obligations set forth in this ARTICLE III (after taking into account applicable cure periods set forth in this ARTICLE III) (and the Operating Partnership does not receive the Approval of the Partners’ Representative with respect to such failure), then to the extent any Protected Partner elects to, or is required to, receive the consideration payable with respect to the redemption, exchange or other liquidity rights relating to such units, the Operating Partnership shall pay, within ten (10) business days after the expiration of the applicable cure periods, to each Protected Partner an amount of cash equal to the estimated Make Whole Amount applicable to such transaction. If it is later determined that the true Make Whole Amount applicable to a Protected Partner exceeds the estimated Make Whole Amount applicable to such Protected Partner, then the Operating Partnership shall pay such excess to such Protected Partner within ten (10) business days after the date of such determination, and if such estimated Make Whole Amount exceeds the true Make Whole Amount, then such Protected Partner shall pay such excess to the Operating Partnership within ten (10) business days after the date of such determination, but only to the extent such excess was actually received by such Protected Partner. For the avoidance of doubt, a vote in favor of a Fundamental Transaction by a Protected Partner or the Partners’ Representative in its capacity as, or acting for, an owner of OP Units or shares of the REIT shall not constitute a waiver of such Protected Partner’s right to indemnification pursuant to this Section 3.5 as a result of such Fundamental Transaction.

ARTICLE IV

GENERAL PROVISIONS

Section 4.1 Changes in Law; Voluntary Redemptions.

(a)Notwithstanding any provision of this Agreement to the contrary, the Operating Partnership shall not be required to make an indemnification payment to a Protected Partner pursuant to this Agreement if such obligation arises solely as a result of a change in any provision of the Code, the Treasury Regulations or any other applicable tax law or any administrative or judicial interpretation thereof (and not, for example, as a result of any Tax Protection Period Transfer or Fundamental Transaction, or any change with respect to Operating Partnership liabilities allocated to any Protected Partner if such change is attributable to any act or omission by the Operating Partnership).

(b)For the avoidance of doubt, a Protected Partner shall not be entitled to the protections set forth in ARTICLE II and ARTICLE III with respect to a full or partial redemption of the Protected Partner’s interest in the Operating Partnership pursuant to Section 15.1 of the OP Agreement; provided, however, that the foregoing limitation in this Section 4.1(b) shall not apply to such Protected Partner, and such Protected Partner shall be entitled to any Make Whole Amount payable to such Protected Partner in an amount determined under Section 3.5, in the event the REIT or the Operating Partnership engages in a Fundamental Transaction described in Section 3.1(a), Section 3.2(a) or Section 3.3(a) and either a Protected Partner is not offered the consideration described in such provisions, as applicable, or one or more compliance failures described in Section 3.5 occurs.

Section 4.2 Cooperation. The Operating Partnership and the Partners’ Representative agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance as is reasonably necessary to effectuate the provisions of this Agreement. In the event any change in any applicable provision of the Code, the Treasury Regulations or any other applicable tax law or any administrative or judicial interpretation thereof would result in the recognition of taxable income or gain by any Protected Partner, the parties shall reasonably cooperate to minimize or avoid any resulting tax on such Protected Partner. Prior to any anticipated change (or as soon as reasonably possible following any unanticipated change) in any applicable provision of the Code, the Treasury Regulations or any other applicable tax law or any administrative or judicial interpretation thereof, or the consummation of any spin-off transaction, reorganization transaction or other transaction that would affect the Operating Partnership and the Protected Partners, the parties shall cooperate in good faith to amend this Agreement as may be necessary or appropriate to preserve the intent and effect of this Agreement.

Section 4.3 Dispute Resolution. Any controversy, dispute, or claim of any nature arising out of, in connection with, or in relation to the interpretation, performance, enforcement or breach of this Agreement (and any closing document executed in connection herewith) shall be governed by the dispute resolution provisions set forth in Section 11.11 of the Contribution Agreement.

Section 4.4 Notices. All notices, demands, declarations, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms of this Agreement shall be given in the same manner as in the OP Agreement.

Section 4.5 Titles and Captions. All Article or Section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

Section 4.6 Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

Section 4.7 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 4.8 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 4.9 Creditors. Other than as expressly set forth herein, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Operating Partnership.

Section 4.10 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any covenant, duty, agreement or condition.

Section 4.11 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

Section 4.12 Applicable Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 4.13 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of other remaining provisions contained herein shall not be affected thereby.

Section 4.14 Entire Agreement; Coordination with OP Agreement. This Agreement contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and amends, restates and supersedes the OP Agreement and any other prior written or oral understandings or agreements among them with respect thereto. The parties hereto agree that, to the extent of any conflict between the provisions of the OP Agreement and the provisions of this Agreement with respect to the rights, obligations or remedies of any such party under this Agreement, the provisions of this Agreement shall control.

Section 4.15 No Rights as Stockholders. Nothing contained in this Agreement shall be construed as conferring upon the holders of the OP Units any rights whatsoever as stockholders of the REIT, including, without limitation, any right to receive dividends or other distributions made to stockholders of the REIT or to vote or to consent or to receive notice as stockholders in respect of any meeting of stockholders for the election of directors of the REIT or any other matter.

Section 4.16 Partners’ Representative Matters.

(a)The Protected Partners agree that it is desirable to designate a Person to act as the Partners’ Representative for purposes of this Agreement with all powers, authority, rights, privileges and protections set forth in this Agreement. Each Protected Partner hereby designates Edison as the initial Partners’ Representative, and each Protected Partner acknowledges such designation. In the event the Partners’ Representative is unwilling or unable to continue to act as Partners’ Representative, the Protected Partners shall appoint the successor Partners’ Representative. Each successor Partners’ Representative shall have all of the power, authority, rights, privileges and protections conferred by this Agreement upon the initial Partners’ Representative, and the term “Partners’ Representative” shall include any interim or successor representative.

(b)The Partners’ Representative shall have, and each Protected Partner hereby grants to the Partners’ Representative, such power, authority, rights, privileges and protections as are necessary to carry out the functions assigned to it under this Agreement; provided, however that the Partners’ Representative shall have no obligation to act, except as expressly provided in this Agreement. Without limiting the generality of the foregoing, the Partners’ Representative shall have full power, authority and discretion to (i) submit any Approval of the Partners’ Representative with respect to the matters specified in this Agreement, and (ii) take any and all actions, or elect not to take actions, that it believes are necessary under or contemplated by this Agreement, irrespective of whether such actions or election not to take actions may result in disparate outcomes for each Protected Partner, it being expressly agreed by each Protected Partner that, when exercising its authority under this Agreement, the Partners’ Representative shall have no obligation to take into consideration the specific tax or other attributes of any single Protected Partner or group of Protected Partners, but may take into consideration only such facts, circumstances and considerations (including its own interests) as it determines in its sole and absolute discretion are relevant to such exercise of authority. All actions taken by the Partners’ Representative under this Agreement shall be binding on the Protected Partners and their respective successors and assigns as if expressly confirmed and ratified in writing by each of them. The parties hereto may rely upon any decision, act, consent or instruction of the Partners’ Representative as being the decision, act, consent or instruction of each of the Protected Partners.

(c)Each Protected Partner agrees that (i) this Agreement is not intended to, and does not, create or impose any fiduciary or other similar duty on the Partners’ Representative, (ii) such Protected Partner hereby disclaims and waives any and all duties owed to such Protected Partner by the Partners’ Representative (including those duties that, absent such waiver, may be implied by law), (iii) the only duties and obligations of the Partners’ Representative (in such capacity) to any Person are only as expressly set forth in this Agreement, (iv) actions taken (or elected not to be taken) by the Partners’ Representative that are consistent with the authority and discretion granted in this Agreement shall be deemed to satisfy any covenant or good faith and/or fair dealing implied by law, (v) the Partners’ Representative shall have no liability to such Protected Partner or any other party hereto with respect to actions taken or omitted to be taken in its capacity as the Partners’ Representative that are consistent with the grant of authority made under this Agreement, (vi) the Partners’ Representative shall at all times be entitled to rely on any directions received from the Protected Partners or any other party hereto; provided, however, that the Partners’ Representative shall not be required to follow any such direction, (vii) the Partners’ Representative shall have no liability for any actions (or elections not to act) taken under this Agreement, and shall be indemnified by the Protected Partners for and shall be held harmless against any loss, liability or expense incurred by the Partners’ Representative relating to the Partners’ Representative’s conduct as Partners’ Representative, in each case, other than losses, liabilities or expenses resulting from the bad faith or fraud of the Partners’ Representative resulting in material harm to the Protected Partners as a whole, it being agreed that such exculpation indemnification shall survive the termination of this Agreement, (viii) the Partners’ Representative shall be entitled to engage counsel, experts, accountants and advisors as it shall deem necessary in connection with exercising its powers and performing its function hereunder and shall be entitled to rely conclusively on the opinions and advice of such Persons and shall have no liability for any actions (or elections not to act) taken after consultation with such counsel, experts, accountants and/or advisors and (ix) such Protected Partner expressly disclaims any right to bring any legal or regulatory action, and agrees for itself and its successors and assigns that such Protected Partner will not bring any such legal or regulatory action against, any representative, member, shareholder, employee, partner, affiliate, controller, officer or other agent of the Partners’ Representative.

Section 4.17 Termination of Board Nomination Rights. The REIT, the Operating Partnership and Edison agree that Edison’s rights set forth in Section 3.1 of the Equity Holder Agreement are hereby terminated.
Section 5.17
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

REIT:

PHILLIPS EDISON & COMPANY, INC.,
a Maryland corporation

By: /s/ John P. Caulfield
Name: John P. Caulfield
Title: Chief Financial Officer

OPERATING PARTNERSHIP:
PHILLIPS EDISON GROCERY CENTER OPERATING
PARTNERSHIP I, L.P.,
a Delaware limited partnership

By: PHILLIPS EDISON GROCERY CENTER
OP GP I LLC, a Delaware limited liability company,
its general partner

By: /s/ John P. Caulfield
Name: John P. Caulfield
Title : Chief Financial Officer

PROTECTED PARTNERS LISTED ON SCHEDULE I
HERETO:

By: /s/ Jeffrey S. Edison
Jeffrey S. Edison, on behalf of the Protected
Partners listed under the heading “Edison” on
Schedule I hereto

PROTECTED PARTNERS LISTED ON SCHEDULE I
HERETO:

By: /s/ Devin I. Murphy
Devin I. Murphy, on behalf of the Protected
Partners listed under the heading “Murphy” on
Schedule I hereto

PROTECTED PARTNERS LISTED ON SCHEDULE I
HERETO:

By: /s/ Robert F. Myers
Robert F. Myers, on behalf of the Protected
Partners listed under the heading “Myers” on
Schedule I hereto

SCHEDULE I

PROTECTED PARTNERS

[Attached]

EXHIBIT A

PROTECTED PROPERTIES

[Attached]